Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE       November 6, 2009
FreightCar America, Inc. Reports Third Quarter 2009 Results
Chicago, IL, November 6, 2009 — FreightCar America, Inc. (NASDAQ: RAIL) today reported net income of $1.1 million, or $0.09 per diluted share, for the three months ended September 30, 2009 on revenues of $55.1 million. For the second quarter of 2009, the Company generated sales of $104.3 million and net income of $7.0 million, or $0.59 per diluted share. For the third quarter of 2008, the Company generated sales of $238 million and net income of $10.0 million, or $0.85 per diluted share.
There were no net orders for new railcars in the third quarter of 2009, compared to 694 units ordered in the second quarter of 2009, and 2,329 units ordered in the third quarter of 2008. Railcar deliveries totaled 695 units in the third quarter, compared to 1,207 units delivered in the second quarter of 2009 and 3,082 units delivered in the third quarter of 2008. Total backlog of unfilled orders was 777 units at the end of the third quarter, compared with 1,472 units at the end of the second quarter of 2009 and 4401 units at the end of the third quarter of 2008.
“The decline in order activity in the quarter illustrates that the market for new railcars remains very challenging. However, I believe we are performing well in a difficult environment,” said Chris Ragot, President and CEO.
“With little visibility to a recovery in the new car market, the preservation of cash and our strong balance sheet continues to be a high priority for us. Cash and investments on-hand at the end of the quarter were approximately $134 million. Additionally, our two credit facilities are still undrawn.”
Cash on-hand at the end of the second quarter of 2009 was $152 million. The decrease in cash during the quarter was due to an increase in inventory due to the timing of orders and a $12.1 million pension contribution.
Selling, general and administrative expenses for the third quarter of 2009 were $6.6 million, compared to $6.7 million in the second quarter of 2009 and $7.2 million in the third quarter of 2008. Mr. Ragot stated, “Given the difficult outlook for 2010, we are taking immediate steps to further reduce costs. These actions include additional headcount and salary reductions and limits on outside services, which will result in a further meaningful reduction in spending.”
The gross margin rate for the third quarter of 2009 was 12.5% compared to 15.3% for the second quarter of 2009 and 9.5% for the third quarter of 2008. The decrease in the rate from the previous quarter was due to lower margins on new car sales. The increase in gross margin rate compared to the prior year was due to an increase in parts sales and leasing revenues, which carry higher margins than new car sales.

As of September 30, 2009, the Company’s net investment in railcars under operating leases was $62 million, compared to $71 million at the end of the second quarter of 2009 and $36 million at the end of the third quarter of 2008. Year to date, the Company has invested $91 million in new railcars under leases and generated cash proceeds from the sale of leased railcars of $76 million.
Mr. Ragot closed by stating, “We continue to pursue several strategic initiatives to broaden and strengthen our revenue sources, including refurbishment, after-market parts and services and international expansion. We believe that patience will be rewarded as the railcar market continues to be soft, and we will be prudent in investing in opportunities as they present themselves.”
The Company will host a conference call on Friday, November 6, 2009 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s third quarter financial results. To participate in the conference call, please dial (800) 398-9379. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on November 6, 2009 until 11:59 p.m. (Eastern Standard Time) on December 4, 2009. To access the replay, please dial (800) 475-6701. The replay pass code is 121923. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2009	2008
		(as restated)
	(In thousands)
Assets
Current assets Cash and cash equivalents	$113,691	$129,192
Securities available for sale, at fair value	19,986	—
Accounts receivable, net	2,259	73,120
Inventories	56,191	31,096
Leased railcars held for sale	9,528	11,490
Property, plant and equipment held for sale	2,461	—
Other current assets	8,270	6,789
Deferred income taxes ,net	15,404	16,003

Total current assets	227,790	267,690

Property, plant and equipment, net	28,852	30,582
Railcars on operating leases	52,334	34,735
Goodwill	21,521	21,521
Deferred income taxes	11,923	23,281
Other long-term assets	4,843	5,484

Total assets	$347,263	$383,293

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$27,604	$47,328
Accrued payroll and employee benefits	4,762	9,530
Accrued postretirement benefits	5,364	5,364
Accrued warranty	10,403	11,476
Customer deposits	2,590	7,367
Other current liabilities	5,719	7,939

Total current liabilities	56,442	89,004

Accrued pension costs	15,669	26,763
Accrued postretirement benefits, less current portion	53,805	55,293
Other long-term liabilities	6,431	7,407

Total liabilities	132,347	178,467

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	97,603	98,253
Treasury stock, at cost	(36,926)	(38,871)
Accumulated other comprehensive loss	(16,086)	(16,471)
Retained earnings	170,027	161,687

Total FreightCar America stockholders’ equity	214,745	204,725
Noncontrolling interest in India JV	171	101

Total stockholders’ equity	214,916	204,826

Total liabilities and stockholders’ equity	$347,263	$383,293

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(as restated)		(as restated)
	(In thousands, except share and per share data)
Revenues	$55,131	$238,008	$199,022	$474,441
Cost of sales	48,252	215,420	165,865	435,234

Gross profit	6,879	22,588	33,157	39,207

Selling, general and administrative expense (including non-cash stock-based compensation expense of $563 $608, $1,654 and $2,301, respectively)	6,595	7,207	20,630	23,076
Plant closure charges (income)	—	268	(495)	20,133

Operating income (loss)	284	15,113	13,022	(4,002)

Interest (expense) income, net	(210)	632	(505)	2,523

Operating income (loss) before income taxes	74	15,745	12,517	(1,479)
Income tax (benefit) provision	(971)	5,702	2,101	(900)

Net income (loss)	1,045	10,043	10,416	(579)
Less: Net loss attributable to noncontrolling interest in India JV	(24)	—	(72)	—

Net income (loss) attributable to FreightCar America	$1,069	$10,043	$10,488	$(579)

Net income (loss) per common share attributable to FreightCar America— basic	$0.09	$0.85	$0.88	$(0.05)

Net income (loss) per common share attributable to FreightCar America— diluted	$0.09	$0.85	$0.88	$(0.05)

Weighted average common shares outstanding - basic	11,867,314	11,809,024	11,859,361	11,776,503

Weighted average common shares outstanding - Diluted	11,875,748	11,841,236	11,864,161	11,776,503

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
		(as restated)
	(In thousands)
Cash flows from operating activities
Net income (loss) attributable to FreightCar America	$10,488	$(579)
Adjustments to reconcile net income to net cash flows used in operating activities:
Plant closure charges	—	20,133
Depreciation and amortization	4,024	3,215
Other non-cash items	2,359	(268)
Deferred income taxes	11,722	(7,811)
Compensation expense under stock option and restricted share award agreements	1,653	2,301
Noncontrolling interest in India JV	70	—
Changes in operating assets and liabilities:
Accounts receivable	70,861	(55,252)
Inventories	(27,075)	(65,669)
Leased railcars held for sale	(7,948)	(705)
Other current assets	(197)	(6,174)
Accounts payable	(19,108)	74,948
Accrued payroll and employee benefits	(4,768)	(4,178)
Income taxes receivable/payable	(1,789)	7,398
Accrued warranty	(1,073)	752
Other current liabilities and customer deposits	(6,964)	10,910
Deferred revenue, non-current	(599)	—
Accrued pension costs and accrued postretirement benefits	(12,204)	(6,163)

Net cash flows provided by (used in) operating activities	19,452	(27,142)

Cash flows from investing activities
Purchase of securities available for sale	(19,967)	—
Cost of railcars on operating leases produced or acquired	(8,758)	(35,201)
Purchases of property, plant and equipment	(4,047)	(4,117)

Net cash flows used in investing activities	(32,772)	(39,318)

Cash flows from financing activities
Payments on long-term debt	(28)	(48)
Deferred financing costs paid	(5)	(969)
Issuance of common stock	—	627
Cash dividends paid to stockholders	(2,148)	(2,139)

Net cash flows used in financing activities	(2,181)	(2,529)

Net decrease in cash and cash equivalents	(15,501)	(68,989)
Cash and cash equivalents at beginning of period	129,192	197,042

Cash and cash equivalents at end of period	$113,691	$128,053